Exhibit 10.38

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between Richard A. Bates (“Bates”), an individual, on the one hand, and Catamaran Inc., a Texas corporation with its principal place of business in Illinois, on behalf of itself and all of its subsidiaries and affiliates (the “Company”), on the other hand. The Company and Bates are sometimes referred to collectively herein as the “Parties” or singular as a “Party.”
1.Termination of Employment. Bates acknowledges that his termination of employment with the Company shall be effective on January 11, 2013 (“Separation Date”).

2.Compensation owed. Bates acknowledges receipt of all compensation, including but not limited to bonuses or commissions, due from the Company through and including the payroll period ending on January 11, 2013. Bates shall receive his standard base compensation payment, less standard deductions and withholdings, through January 11, 2013. Bates shall receive payment for all accrued but unused vacation/paid time off through the Separation Date (if any), on the Company's first regular payday following January 11, 2013. Bates waives any entitlement to any accrual of or payment for any vacation/paid time off for the period from September 17, 2012 through January 11, 2013.

3.Separation Benefits. Subject to the provisions of this Agreement and to resolve any Claims (defined in Paragraph 5 of this Agreement), the Company shall provide Bates with the following separation benefits (“Separation Benefits”):
a.Pursuant to the 24-month payment schedule below, payment equal to $895,283.80, less all required tax withholdings.

i.$223,820.95 shall be paid in equal installments over a six (6) month period according to the Company's regular payroll schedule, which shall commence within sixty (60) days of the Effective Date, as the Company has determined that such amount is not a “deferral of compensation” (as described in the subparagraph below); provided, that no Separation Benefits shall commence unless Bates has executed, delivered and not revoked this Agreement within seven (7) days of the date of this Agreement's execution by Bates.

ii.$671,462.85 shall be paid in equal installments over an eighteen (18) month period according to the Company's regular payroll schedule, which shall commence on the first regular payroll schedule following the last installment payment described in Paragraph 3(a)(i) above; provided, however, that under no circumstances shall such installments commence earlier than the six (6) month anniversary of Bates' separation from service (as such term is defined by Section 409A(a)(2)(A)(i) of the IRC) if the Company determines that Bates is a “specified employee” and the provisions of IRC Section 409A(a)(2)(B)(i) are applicable.

A.Exemption from Code Section 409A. The annual base compensation paid as Separation Benefits described in this Paragraph 3 shall not be deemed to provide a “deferral of compensation” for purposes of IRC Section 409A to the extent the benefits (or portions thereof) under this Agreement meet the requirements of x., y. and z. below:

x.    Bates incurs an “involuntary termination of employment” as such term is described in Treasury Regulation §1.409A-1(n)(1).
y.    the Separation Benefits (or portions thereof) do not exceed two times the lesser of: (1) the sum of the Bates' annualized compensation based on his annual rate of pay for services provided to the Company for the taxable year that precedes his termination of employment (adjusted for any increase during such year that was expected to continue indefinitely if Bates had not incurred a termination of employment), or (2) IRC Section 401(a)(17) limit for the year (as increased for the cost-of-living adjustments) in which Bates incurred a termination of employment.
z.    the Separation Benefits (or portions thereof) must be paid no later than the last day of the second taxable year that follows the taxable year in which Bates incurs a termination of employment.
The Company and Bates intend that this exception shall apply for Separation Benefits (or any portion thereof) provided under this Agreement that are equal to or less than the severance pay limit described in y. above. Any installment payment or benefit that Bates receives under this Agreement shall be treated as a “separate payment” for purposes of IRC Section 409A and the foregoing exception.
B.Special Rule for Deferral of Compensation. If the Company determines that any payment (or any portion thereof) provides a “deferral of compensation” as defined by IRC Section 409A and the sixty (60) day payment period begins in one tax year and ends in a second tax year, the base compensation paid as Separation Benefits shall commence in the taxable year following Bates' termination of employment.

C.Termination of Employment. For purposes of this Agreement, the phrase “termination of employment” means the date Bates ceases to be an employee of the Company and each Affiliate (defined herein). Notwithstanding the preceding sentence, Bates must incur a “separation from service” as such term is defined by IRC Section 409A (a)(2)(A)(i) and the Treasury regulations, to be treated as having incurred a termination of employment under this Agreement. For purposes of this Agreement, the term “Affiliate” means (a) each corporation which is a member of a controlled group of corporations (as defined in IRC Section 414(b)) which includes the Company; provided, that in applying IRC Sections 1563(a)(1), (a)(2) and (a)(3) for purposes of determining whether a corporation is a member of the same controlled group of corporations with the Company under IRC Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein; and (b) any trade or business (whether or not incorporated) which is under common control with the Company, as defined in IRC Section 414(c) and Treasury Regulation Section 1.414(c)-5 (including, if applicable, an organization that is permissively aggregated with the Company pursuant to Treasury Regulation Section 1.414(c)-5(c)); provided, further, that in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether a trade or business is under common control with the Company under IRC Section 414(c), the phrase “at least 50%” shall be used instead of “at least 80%” each place it appears therein.

b.For a period of fifteen (15) months following the Effective Date, the Company shall (1) pay Bates, on a monthly basis, an amount equal to the monthly premium for continued healthcare benefits for himself and his dependents as of the Effective Date, (2) withhold such payments from his Separation Benefits, and (3) use the withheld payment to provide continued healthcare benefits; provided, however, the amount of healthcare benefits reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

c.To the extent permitted by the Company's bylaws, policies and/or applicable law, the Company agrees to maintain Bates on its directors and officers liability insurance coverage and to indemnify Bates for, from and against any claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character, known or unknown, mature or unmatured, that have been asserted or may be brought against Bates relating to actions or omissions, taken in his capacity as an employee and/or officer of the Company, based on his status as an employee and/or officer of the Company, or that the Company is otherwise obligated to defend or indemnify pursuant to its charter, bylaws, policies, agreement, practices or under applicable law.

d.Nothing in this Agreement shall prohibit Bates from applying for unemployment insurance benefits. The Company agrees not to challenge any such claim for benefits or otherwise contend that Bates is not eligible for such benefits.

e.The Company, including its predecessors, hereby fully and forever releases, acquits and discharges Bates from any and all claims, debts, rights, demands, judgments, obligations, causes of action, liabilities, costs and expenses, known or unknown, in law or in equity, arising out of or related to his employment with the Company, including its predecessors, or actions or omissions before the Effective Date of this Agreement, including without limitation claims relating to the Employment Agreement between Bates and Catalyst Health Solutions, Inc., dated on or around August 3, 2009 (“Employment Agreement”), including all amendments, addenda and appendixes thereto; the letter agreement between Bates, Catalyst Health Solutions, Inc., and SXC Health Solutions, Inc., dated on or around July 2, 2012, including all including all amendments, addenda and appendixes thereto; and the Confidentiality and Restrictive Covenant Agreement between Bates and SXC Health Solutions, Inc., dated on or around June 30, 2012, including all including all amendments, addenda and appendixes thereto.

i.Notwithstanding anything to the contrary in the subparagraph above, the Company's release of Bates does not apply to nor prohibit any claims by any Party to enforce the terms of this Agreement.

f.In lieu of certain payments from the Company to Bates, the Company shall pay Cooley LLP $62,985.50 for certain attorneys' fees and costs incurred by Bates. Such payment shall be made within seven (7) days of the Effective Date by check made payable to Cooley LLP and delivered to Cooley LLP, 101 California Street, 5th floor, San Francisco, CA 94111-5800, or by wire transfer pursuant to the following instructions: Bank of America - Main Branch - San Francisco,

CA 94104; Account # 14997-50919 ABA Routing # 026009593 Swift # BOFAUS3N; Reference: 318255-10, IRS tax identification number 94-1140085.

g.The Separation Benefits do not constitute nor are they intended to be any form of compensation to Bates for any services to the Company.

h.This Agreement shall be construed and interpreted for all purposes as satisfying an exception to or being in compliance with the requirements of Section 409(A) of the IRC, the Treasury regulations and any guidance issued by the Internal Revenue Service. Notwithstanding the foregoing, the Company does not guarantee any of the tax consequences associated with Bates' execution of this Agreement and the Separation Benefits describe therein. Bates will be solely responsible for any tax obligations incurred, if any, in connection with the Separation Benefits described therein.

4.Consideration. Bates acknowledges that he would not be entitled to the Separation Benefits provided for in Paragraph 3 above in the absence of his signing of this Agreement, that the Separation Benefits constitute a substantial economic benefit to Bates, and that they constitute good and valuable consideration for the various commitments undertaken by Bates in this Agreement.

5.General Release of the Company. Bates, for and on behalf of himself and each of his personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges the Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Bates holds as of the date he signs this Agreement, or at any time previously held against the Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:

a.Arising out of or in any way related to Bates' employment with the Company or the termination of his employment;

b.Arising out of or in any way related to any contract or agreement between Bates and the Company, including Bates' employment agreement with SXC Health Solutions, Inc., dated July 2, 2012, including all amendments, addendums and appendixes thereto, and Bates' employment agreement with Catalyst Health Solutions, Inc., dated August 3, 2009, including all amendments, addendums and appendixes thereto; and the Confidentiality and Restrictive Covenant Agreement between Bates and SXC Health Solutions, Inc., dated on or around June 30, 2012, including all amendments, addenda and appendixes thereto.

c.Arising under or based on the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964, as amended (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. § 1981); the Civil Rights Act of 1991 (42 U.S.C. § 1981a); the Americans with Disabilities Act of 1990, as amended (ADA); the Family and Medical Leave Act of 1993, as amended (FMLA); the Genetic Information Nondiscrimination Act (GINA); the Fair Labor Standards Act of 1938 (FLSA); the False Claims Act; the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Sarbanes Oxley Act of 2002 (SOX); and the Employee Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Bates is legally entitled thereunder);

d.Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to Act by Releasees, or any of them, at any time prior to the date Bates signs this Agreement;

e.Arising under or based on the Illinois Constitution; the Illinois Wage Payment and Collection Act; the anti-retaliation provisions of the Illinois Workers' Compensation Act, the Illinois Minimum Wage Law, the Illinois Whistleblower Act, the Illinois Worker Adjustment and Retraining Notification Act, and the Illinois Human Rights Act, or any similar laws in any other state;

f.Arising under or based on the Maryland Constitution, the Maryland Fair Employment Practices Act; the Maryland law on equal pay (Md. Code Ann. art. 3, Sec. 3-301 et seq.); the Maryland Worker Adjustment and Notification Act; the Maryland wage payment laws, Md. Code Ann., Lab. & Empl. § 3-501, as amended by 2010 Md. Laws 99 and 100; the anti-retaliation provisions of the Maryland workers' compensation laws; the Maryland whistleblower laws; or any similar laws in any other state; and

g.Arising out of or in any way related to any federal, state, county or local constitutional provision, law, statute, ordinance, decision, order, policy or regulation (i) prohibiting employment discrimination, providing for the payment of wages or benefits (including unvested pension benefits), providing for a paid or unpaid leave of absence; (ii) otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, whistle-blowing, retaliation, the implied obligation of good faith and fair dealing; any express or implied oral or written contract, handbook, manual, policy statement or employment practice; or (iii) relating to misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.

For purposes of this Agreement, the term “Releasees” means Catamaran Inc., its parents, subsidiaries, divisions, and affiliated companies (including, without limitation, Catamaran Corporation); their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, partners, members, managers, directors, trustees, officers, employees, agents, attorneys and insurers.
6.Intended Scope of Releases. It is the intention of the Parties and is fully understood and agreed by them that this Agreement includes a general release of all claims against the other (with the exception of breaches of this Agreement, claims for unemployment compensation, workers' compensation and claims for vested benefits, if any, to which Bates is legally entitled under ERISA), which they hold or previously held against the other, the Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of these general releases and, notwithstanding any such references, this Agreement shall be effective as a full and final bar to all claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement. The Parties do not waive any rights or claims that may arise based on events after the Effective Date of the Agreement, including claims for breach of this Agreement.

7.Waiver of Rights. As part of the foregoing general releases, the Parties are waiving all of their respective rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys' fees, and reinstatement to employment), from the other Party in any administrative, arbitral, judicial or other action brought by or on behalf of the Parties in connection with any claim released in this Agreement.

8.Covenant Not to Sue. In addition to all other obligations contained in this Agreement, the Parties agree that neither Party will initiate, bring or prosecute any suit or action against any of the Releasees or Bates in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. However, nothing in this Agreement affects the rights and responsibilities of the Equal Employment Opportunity Commission (“the Commission”) to enforce the anti-discrimination laws, and this Agreement does not affect Bates' right to file a charge or participate in an investigation or proceeding with the Commission. Likewise, nothing in this Agreement shall prevent Bates from any action to challenge the validity of his release of claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act. However, Bates waives any rights or claims, known or unknown, to participate in any monetary recovery under any proceeding or investigation by the Commission or any state or local commission concerned with the enforcement of anti-discrimination laws.

9.Remedies for Breach. If any Party breaches any of the terms of this Agreement, then the breaching Party shall be liable for the payment of all damages, costs and expenses (including attorneys' fees) incurred by the non-breaching Party, or any of them, in connection with such suit, action or breach.

10.No Admission of Liability. Both Parties understand that nothing in this Agreement constitutes or shall be construed as an admission of liability by the Parties or their agents. The Parties expressly deny any liability of any kind to the other Party, and particularly any liability arising out of or in any way related to Bates' employment with the Company or the termination of his employment.

11.Post-Employment Covenants
a.Confidentiality Regarding the Terms of Separation.

i.The Parties shall keep confidential the circumstances surrounding the termination of Bates' employment with the Company, as well as the existence of this Agreement and its terms (collectively, the “Confidential Separation Information”), except that the Parties may make necessary disclosures to taxing authorities, their attorneys, accountants, or other tax advisors as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement; provided those individuals agree to the same confidentiality obligations to which the Parties are obligated under this Paragraph. Bates may also disclose Confidential Separation Information to his spouse; provided that she agrees to the same confidentiality obligations to which the Parties are obligated under this Paragraph. The Parties may also disclose Confidential Separation Information, including the Agreement itself, pursuant to any federal, state or local subpoena, law, rule or order. It shall not be a violation of this Agreement for Bates' spouse, or the Parties' attorneys, accountants or tax consultants, to disclose Confidential Separation Information when required to do so by applicable law, or to comply with a lawful subpoena or court order.

ii.Bates represents and warrants that prior to signing this Agreement he has not disclosed to anyone any Confidential Separation Information except as permitted by Paragraph 11(a)(i).

b.Nondisclosure Covenant. Bates recognizes that by virtue of Bates' employment with the Company, Bates was granted otherwise prohibited access to trade secrets and other confidential and proprietary information that is not known to its competitors or within the industry generally, that was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company. This information (“Confidential and Proprietary Information”) includes, but is not limited to, the Company's trade secrets; information relating to the Company's production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; service and product costs; pricing structures and incentive plans; vendors; financial position and business plans; computer programs and databases; research projects; new product and service developments; and any other information of the Company or any of its vendors or customers that the Company informed Bates, or which Bates should have known by virtue of Bates' position or the circumstances in which Bates learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Bates' obligations under a statutory or common law obligation) or (ii) obtained by Bates from a third party subsequent to the termination of Bates' employment with the Company (except where the third party obtains the information in violation of a contractual obligation, a statutory or common law obligation). Bates agrees that as of the Effective Date and at all times thereafter (a) Bates will not disclose, use or permit others to use any Confidential and Proprietary Information, or otherwise make use of any of it for Bates' own purposes or the purposes of another, except as required by law, and (b) Bates will take all reasonable measures to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.

c.Noninterference of Employees Covenant. Bates agrees that for the period between the Separation Date and September 16, 2014, Bates will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other employee of the Company (who was employed by the Company on September 17, 2012 or was employed by the Company or by Catalyst Health Solutions, Inc. at any time in the one (1) year period before September 17, 2012) to leave the employ of the Company.

d.Covenant of Nonsolicitation/Nonservice of Customers. Bates acknowledges the Company's legitimate interest in protecting its customers for a reasonable period of time following the termination of Bates' employment. Accordingly, Bates agrees that for the period between the Separation Date and September 16, 2014, Bates will not: (a) directly or indirectly, service, solicit or accept business from, any Customer, where such business, products or services would be competitive with the Company's business, products or services, as described in Paragraph 11(e) below, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer of the Company or induce any such Customer to cease doing business with the Company. For purposes of this Paragraph, the term “Customer” means (i) a customer of the Company to which Bates sold or provided the Company's products or services at any time during the two (2) year period immediately preceding the termination of Bates' employment, (ii) any entity for which Bates orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Company at any time during the two (2) year period immediately preceding the termination of Bates' employment, or (iii) any entity as to which Bates had substantial contact or acquired Confidential and Proprietary Information at any time during Bates' employment with the Company.

e.Covenant Not to Compete. Bates expressly acknowledges that (i) the Company is and will be engaged in the business of providing pharmacy benefit management services, healthcare transaction processing services, and information technology solutions to the pharmaceutical industry, including without limitation: (x) pharmacy benefit services and analytics software and related ASP services, including claims processing, pharmacy networks, data warehousing and information analysis, rebate contracting and formulary management, clinical initiatives, mail order pharmacy services, and consumer web services; (y) pharmacy practice management and point of sale (POS) systems for retail pharmacy (independents and chains), institutional/nursing home pharmacy, and high-volume mail order pharmacy; and (z) specialty pharmacy products and services; (ii) Bates is one of a limited number of persons who has extensive knowledge and expertise relevant to the businesses of the Company; (iii) Bates' performance of his services for the

Company afforded Bates full and complete access to and caused Bates to become highly knowledgeable about the Company's Confidential and Proprietary Information; (iv) the agreements and covenants contained in this Paragraph 11 are essential to protect the business and goodwill of the Company, because, if Bates enters into any activities competitive with the business of the Company, Bates will cause substantial harm to the Company; (v) Bates has been exposed to the Company's largest customers; (vi) the business territory of the Company at the time this Agreement was entered into constitutes the United States and Canada (“Business Territory”); and (vii) Bates' covenants to the Company set forth in this Paragraph 11 are being made in consideration of the Company's willingness to provide him the Separation Benefits and release described herein. Accordingly, Bates agrees that for the period between the Separation Date and September 16, 2014, Bates shall not, within the Business Territory, directly or indirectly own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, contract with, become employed by, render services to, be a director of, or in any other manner whatsoever engage in any business which is competitive with any business actively engaged in by the Company or actively (and demonstrably) considered by the Company for entry into on September 17, 2012 and of which Bates had: A) involvement; or B) access to Confidential and Proprietary Information. The preceding to the contrary notwithstanding, Bates shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than one percent (1%) of the outstanding securities of any class of such corporation.

f.No Attempt to Access the Computer Network. Bates agrees that he will not access or attempt to access, directly or indirectly, by any means whatsoever, the Company's computer network, including without limitation, the Company's e-mail system, the Company's electronic document storage and retrieval system, and the Company's computer network servers and related equipment.

g.Future Cooperation. Bates agrees to cooperate with the Company with respect to any judicial or administrative (investigatory or adjudicatory) proceeding that arises or exists between the Company and any current or former employee, or other third party, including governmental agencies. Cooperation with the Company includes, without limitation, telephonic or in-person discussions with the Company's internal and external legal counsel during regular business hours. The Company will use its best efforts to ensure that any assistance requested will be arranged so that it does not unreasonably interfere with Bates' other employment or family commitments. Nothing in this Paragraph is intended to cause Bates to make a false statement or testify untruthfully in any legal proceeding, and he agrees not to do so.
h.Breach of Post-Employment Warranties or Covenants. Subject to the Parties' respective rights pursuant to Paragraph 9 of this Agreement, including without limitation Bates' right and remedies in the event of Company's wrongful discontinuation of Separation Benefits to Bates, if a court or arbitrator of competent jurisdiction enters, or the Parties consent to, a temporary restraining order and/or a preliminary injunction, based upon claims of Bates' breach of any of his post-employment warranties or covenants in Paragraphs 11, 12 or 13 of this Agreement, then the Company shall have the right to discontinue any of the unpaid Separation Benefits, as well as to seek to recoup through the arbitration and/or judicial process the net amount of any Separation Benefits paid to Bates, in addition to any other relief it may have for Bates' breach of the post-employment warranties or covenants. Bates acknowledges and agrees that any good faith actions taken by the Company under this Paragraph 11(h) shall not be deemed retaliatory under any federal, state or local statute, regulation, or judicial or administrative opinion.

12.Resignation of Board Membership. In executing this Agreement, Bates has resigned all board or other memberships that he holds in any corporation, limited liability company, partnership or other business entity of which the Company is an owner, member shareholder or partner, or in which the Company holds any equity or other ownership interest, option to acquire wholly or in part, or call rights.

13.Warranty of Return of Company Property. Bates warrants and acknowledges that he has turned over to the Company all equipment or other property issued to him by the Company, along with all documents, notes, computer files, and other materials which he had in his possession or subject to his control, relating to the Company and/or any of its customers. Bates further warrants and acknowledges that he has not retained any such documents, notes, computer files or other materials (including any copies or duplicates thereof).

14.Warranty and Covenant of No Disparagement. Bates (i) warrants that during the time period between when he was notified of the suspension of his employment with the Company and his signing of this Agreement, he has not made any disparaging remarks about any of the Releasees which are likely to cause harm to Releasees, collectively or individually (“Disparaging Remarks”) and (ii) agrees that he shall not make any Disparaging Remarks at any time following his signing of this Agreement. The Company warrants that its Chairman and Chief Executive Officer, Chief Financial Officer, Senior Vice President and General Counsel, Senior Vice President and Chief Human Resources Officer and its corporate officers will not make any Disparaging Remarks about Bates to any other person or entity. Notwithstanding the above, nothing in this provision shall prevent or prohibit any Party from testifying in any legal proceeding, including at deposition, hearing or trial, from cooperating in good faith in any governmental investigation or action, or from making any report required by law.

15.Filing of and Disclosure of Agreement. In accordance with applicable securities laws including the Securities Exchange Act of 1934 as amended (“Securities Act”), the Company shall file a copy of this Agreement along with and as part of its annual Form 10-K filing pursuant to the Securities Act. Except as set forth above, Company's Chief Executive Officer, Chief Financial Officer, Senior Vice President and General Counsel, and Senior Vice President and Chief Human Resources and its corporate officers will not make any statements or disclosures concerning Bates' departure. Notwithstanding the above, nothing in this Agreement shall prohibit Company from making disclosures respecting Bates' separation from employment with the Company when necessary for purposes of Company's compliance with a lawful subpoena or court order.

16. 21-Day Consideration Period. Bates is advised to consult with an attorney of his choice prior to signing this Agreement. Bates understands that he has a period of twenty-one (21) days within which to consider and accept the Agreement. This twenty-one (21) day period begins to run from the date on which Bates received a copy of this Agreement.

17. 7-Day Revocation Period. Bates understands that he has the right to revoke this Agreement at any time within seven (7) days after he signs it (“Revocation Period”) and that the Agreement shall not become effective or enforceable until this Revocation Period has expired. Revocation must be in writing and delivered to Mike Rude at Catamaran Inc., 2441 Warrenville Road, Suite 610, Lisle, Illinois 60532 within this 7-day period. Bates also understands that if he revokes this Agreement, he will not receive the Separation Benefits.

18.Warranty of Understanding and Voluntary Nature of Agreement. Bates acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; that he knows and understands the rights he is waiving by signing this Agreement; and that he has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

19.Stock Options and Restricted Stock Units. All stock options and restricted stock units granted to Bates that remain unvested as of Bates' last day of employment shall expire as of the Separation Date.

20.Severability. If any term or provision of this Agreement is declared invalid by a court or arbitrator of competent jurisdiction in a final ruling from which no appeal is taken, the remaining provisions of this Agreement will be unimpaired, and the invalid or unenforceable provision will be replaced with a provision that is valid and enforceable and that comes closest to the Parties' intention underlying the invalid or unenforceable provision. Each Party represents and warrants to the others that he or it knows of no reason that any provision contained herein is invalid or unenforceable.

21.Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Bates and the Company with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements (including the Employment Agreement, and all amendments, addenda and appendixes thereto; the letter agreement between Bates, Catalyst Health Solutions, Inc., and SXC Health Solutions, Inc., dated on or around July 2, 2012, including all including all amendments, addenda and appendixes thereto; and the Confidentiality and Restrictive Covenant Agreement between Bates and SXC Health Solutions, Inc., dated on or around June 30, 2012, including all including all amendments, addenda and appendixes thereto), understandings, and representations, oral and written, with respect to those subjects.

22.No Waiver By the Parties. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Bates and the Company's Chief Executive Officer.

23.Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Bates and his personal and legal representatives, heirs, devisees, executors, successors and assigns, and the Company and its successors and assigns.

24.Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

25.Arbitration. All claims, disputes, differences or controversies (“Disputes”) arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the then prevailing Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, as modified herein (the “Rules”). The place of arbitration shall be Chicago, Illinois. The arbitrator shall be appointed by the American Arbitration Association according to the Rules. Any arbitration proceeds, decision, or award rendered hereunder shall be final and binding on the Parties and their respective successors and assigns and judgment upon any award may be entered in a court of competent jurisdiction as provided for in the Paragraph that follows. As a supplement to arbitration, an aggrieved Party, at its option, may obtain in any Illinois court of competent jurisdiction any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause the aggrieved Party irreparable harm.

26.Waiver of Jury Trial; Submission to Jurisdiction. The Parties: (a) waive any right to a trial by jury in any action to enforce or defend any matter arising from or related to this Agreement; (b) subject to the Arbitration provision above, irrevocably submit to the exclusive jurisdiction of any state or federal court located in DuPage County, Illinois over any action or proceeding to enforce or defend any matter arising from or related to this Agreement; and (c) irrevocably waive, to the fullest extent they may effectively do so, the defense or an inconvenient forum to the maintenance of any such action or proceeding.

27.Effective Date. The Effective Date of this Agreement shall be the latest of the date that it is fully executed by the Parties and the expiration of the seven (7) day revocation period set forth in Paragraph 17.

CATAMARAN INC.

By:	/s/ Mark A. Thierer	1/16/2013	/s/ Richard A. Bates	1/11/2013
	Mark A. Thierer	Date	Richard A. Bates	Date
Chairman and Chief Executive Officer